EXHIBIT 99.1

INVESTOR RELATIONS INQUIRIES:
Robert E. Elliott	Charles Messman, Todd Kehrli
Smith Micro Software, Inc.	MKR Group
Chief Marketing Officer	+1 (323) 468-2300
+1 (949) 362-5800	smsi@mkr-group.com
FOR IMMEDIATE RELEASE

SMITH MICRO SOFTWARE REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR 2009 FINANCIAL RESULTS
Revenues for Fiscal Year 2009 Increased to a Record $107.3 Million
Fourth Quarter Revenues Increased to a Record $29.7 Million
Aliso Viejo, CA, February 24, 2010 — Smith Micro Software, Inc. (NASDAQ: SMSI), a leading developer and marketer of software solutions and services for the mobility market, today reported financial results for the fiscal 2009 fourth quarter and full year ended December 31, 2009.
“We are very pleased with our record financial results achieved in the fourth quarter and for fiscal 2009,” said William W. Smith Jr., President and CEO of Smith Micro Software. “During the year we made significant progress strengthening our core wireless business which grew 22% year-over-year, while expanding our customer base and broadening our portfolio to meet the emerging demands in the growing broadband mobile and connectivity markets. Our accomplishments in 2009 and actions taken to concentrate our focus on delivering more intelligent and adaptive connected mobile solutions are key to our long term growth and profitability strategy. ”
Mr. Smith continued, “We enter 2010 with strong financial momentum, and we look forward to capitalizing on the coming deployments of 4G networks in North America and throughout the world. We are poised to build upon our successes in 2009 as we continue to deliver next generation intelligent wireless software solutions across the connectivity, communications and multimedia space.”
Smith Micro reported revenues of $29.7 million for the fourth quarter ended December 31, 2009; a 12% increase over $26.5 million reported in the fourth quarter of 2008.
Fourth quarter gross profit on a GAAP basis of $26.2 million increased $4.1 million, or 18%, from the fourth quarter of 2008. On a non-GAAP basis (which excludes amortization of intangibles, stock compensation and non-cash tax expense), fourth quarter gross profit was $27.6 million, an increase of $4.3 million, or 19%, from the same quarter last year.
GAAP gross profit, as a percentage of revenues was 88.2% for the fourth quarter of 2009, compared with

Smith Micro 2009 Fourth Quarter Financial Results	Page 2 of 6
83.6% for the fourth quarter last year. Non-GAAP gross profit as a percentage of revenues was 92.9% for the fourth quarter of 2009, compared to 87.8% for the same quarter last year.
GAAP net income for the fourth quarter of 2009 was $1.2 million or $0.04 per diluted share compared to $1.3 million or $0.04 per diluted share for the fourth quarter of 2008.
Non-GAAP net income for the fourth quarter of 2009 was $8.9 million, or $0.26 per diluted share, compared to $9.0 million, or $0.28 per diluted share, for the fourth quarter of 2008.
Total cash and cash equivalents and short-term investments at December 31, 2009 increased $9.3 million in 2009 to $45.9 million, up from $36.6 million at December 31, 2008.
For the fiscal year ended December 31, 2009, the Company reported net revenues of $107.3 million, a 9% increase over net revenues of $98.4 million reported for fiscal 2008.
Full year gross profit on a GAAP basis of $91.8 million increased $13.5 million, or 17%, from $78.3 million reported for fiscal 2008.
On a non-GAAP basis (which excludes amortization of intangibles, stock-based compensation and non-cash tax expense), gross profit was $96.9 million, an increase of $14.4 million, or 18%, from the same period last year.
GAAP net income for the fiscal year ended December 31, 2009 was $4.8 million or $0.14 per diluted share, compared to a net loss of $0.7 million, or a loss of $0.02 per diluted share, for fiscal 2008. Non-GAAP net income for the fiscal year ended December 31, 2009 was $25.1 million, or $0.76 per diluted share, compared to non-GAAP net income of $21.7 million, or $0.69 per diluted share, for fiscal 2008.
The Company uses a non-GAAP reconciliation of gross profit, profit before taxes, net income and earnings per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, and non-cash tax expense are excluded from the non-GAAP earnings calculation. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net income on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Smith Micro 2009 Fourth Quarter Financial Results	Page 3 of 6
Financial Guidance:
Based on current financial data and management’s current plans and assumptions, Smith Micro is projecting that its revenues for fiscal year 2010 will be between $125 million to $135 million.
Investor Conference Call:
Smith Micro Software will hold an investor conference call today to discuss the Company’s fourth quarter and fiscal year 2009 results at 4:30 p.m. ET, February 24, 2010. To access the call dial (877) 941-6011 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.
About Smith Micro Software, Inc.:
Smith Micro Software, Inc., headquartered in Aliso Viejo, California, with offices in Europe and Asia, develops mobility solutions that enable seamless broadband connectivity and next generation media and mobile convergence products over wireless networks. Smith Micro’s complete line of products are available through its sales groups, direct from its websites, retail distributors, and value-added resellers. Smith Micro’s common stock trades on the NASDAQ Global Market under the symbol SMSI. For more information, please visit: http://www.smithmicro.com.
Safe Harbor Statement:
This release may contain forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the company’s revenues guidance for fiscal 2010, its financial prospects and other projections of its performance, the company’s ability to increase its business and the anticipated timing and financial performance of its new products and potential acquisitions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.
Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies
Note: Financial Schedules Attached

Smith Micro 2009 Fourth Quarter Financial Results	Page 4 of 6

		Stock			Non-
	GAAP	Comp.	Amort.	Taxes	GAAP
Three Months Ended 12/31/09:
Gross profit	$26,184	$28	$1,356	$0	$27,568
Profit before taxes	$3,785	$2,344	$2,383	$0	$8,512
Net income	$1,216	$2,344	$2,383	$2,934	$8,877
EPS-diluted	$0.04	$0.07	$0.07	$0.08	$0.26

Three Months Ended 12/31/08:
Gross profit	$22,119	$99	$1,017	$0	$23,235
Profit before taxes	$3,228	$3,031	$1,765	$0	$8,024
Net income	$1,319	$3,031	$1,765	$2,869	$8,984
EPS-diluted	$0.04	$0.10	$0.06	$0.08	$0.28

Fiscal Year Ended 12/31/09:
Gross profit	$91,793	$184	$4,888	$0	$96,865
Profit before taxes	$11,490	$9,824	$8,794	$0	$30,108
Net income	$4,752	$9,824	$8,794	$1,704	$25,074
EPS-diluted	$0.14	$0.30	$0.27	$0.05	$0.76

Fiscal Year Ended 12/31/08:
Gross profit	$78,316	$430	$3,726	$0	$82,472
Profit before taxes	$3,440	$13,133	$7,345	$0	$23,918
Net income (loss)	($732)	$13,133	$7,345	$1,960	$21,706
EPS-diluted	($0.02)	$0.42	$0.23	$0.06	$0.69

Smith Micro 2009 Fourth Quarter Financial Results	Page 5 of 6
Smith Micro Software, Inc.
Statement of Operations for the Three and Twelve Months Ended December 31, 2009 and 2008
(in thousands, except per share amounts)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenues	$29,685	$26,451	$107,279	$98,424
Cost of revenues	3,501	4,332	15,486	20,108

Gross profit	26,184	22,119	91,793	78,316

Operating expenses:
Selling and marketing	6,628	5,985	24,999	24,814
Research and development	10,464	7,690	36,530	30,811
General and administrative	5,193	5,412	19,155	19,990

Total operating expenses	22,285	19,087	80,684	75,615

Operating income	3,899	3,032	11,109	2,701
Interest and other income (expense)	(114)	196	381	739

Profit before taxes	3,785	3,228	11,490	3,440

Income tax expense	2,569	1,909	6,738	4,172

Net income (loss)	$1,216	$1,319	$4,752	$(732)

Earnings (loss) per share:
Basic	$0.04	$0.04	$0.15	$(0.02)
Diluted	$0.04	$0.04	$0.14	$(0.02)

Weighted average shares outstanding:
Basic	33,200	31,340	32,438	30,978
Diluted	33,675	31,658	32,897	30,978

Smith Micro 2009 Fourth Quarter Financial Results	Page 6 of 6
Smith Micro Software, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash & cash equivalents	$14,577	$13,966
Short term investments	31,284	22,649
Accounts receivable, net	24,147	18,424
Income tax receivable	980	—
Inventory, net	406	1,097
Prepaid and other assets	1,506	869
Deferred tax asset	2,696	1,698

Total current assets	75,596	58,703
Equipment & improvements, net	8,193	4,289
Goodwill	94,320	83,483
Intangible assets, net	27,662	27,603
Other assets	163	157
Deferred tax asset	—	2,760

TOTAL ASSETS	$205,934	$176,995

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,215	$3,492
Accrued liabilities	11,359	6,710
Deferred revenue	1,317	923

Total current liabilities	16,891	11,125
Long-term liabilities	70	466
Deferred tax liability	994	—

Total non-current liabilities	1,064	466

Stockholders’ equity:
Common stock	33	31
Additional paid in capital	183,756	165,864
Accumulated other comprehensive (expense) income	(2)	69
Accumulated earnings (deficit)	4,192	(560)

Total stockholders’ equity	187,979	165,404

TOTAL LIABILITIES & EQUITY	$205,934	$176,995